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                               OPINION OF COUNSEL


             Moskowitz Altman & Hughes LLP has acted as counsel to Rainbow Technologies Inc., a Delaware corporation (the"Company"), in the preparation of a Registration Statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission (the "SEC") on or about December 19, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 336,511 shares of the Company Common Stock (the "Shares"), all of which are issued, outstanding and held by certain stockholders named in the Registration Statement.

             As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance of the Shares. It is our opinion that the Shares are legally issued, fully paid and nonassessable.

                                        MOSKOWITZ ALTMAN & HUGHES LLP



                                        By: /s/ John J. Hughes
                                           ---------------------------------
                                            John J. Hughes, Jr. Esq.,
                                             a Partner



New York, New York
December 18, 1996


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